Exhibit 99.1

iGATE’s Shareholders Elect William G. Parrett to its Board of Directors

FREMONT, CA, April 15, 2013 – iGATE Corporation (NASDAQ:IGTE), the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider, today announced the election of Mr. William G. Parrett, a seasoned international business leader with significant innovation and Information Technology experience, to its Board of Directors at its Annual Meeting of Shareholders held on April 11, 2013.

We are very pleased with the appointment of Bill Parrett to the iGATE board. We believe that his extensive experience as CEO of one of the world’s largest knowledge-based service firms, as well as his presence on the boards of notable global for-profit and non-profit organizations, will significantly contribute to our objective of establishing iGATE as a leader in the Business Outcomes space” stated Mr. Sunil Wadhwani, Co-Chairman, iGATE Corporation.

Commenting on his election to the Board, Mr. Parrett said, “In the commoditized technology services industry, I see that iGATE is offering a differentiated proposition and is on course to establish a new order of providing outcomes-based solutions. As a member of the Board, I am excited to be part of iGATE in this game changing journey.

William G. Parrett, age 67, retired as a Senior Partner of Deloitte & Touche USA LLP, a public accounting firm, in 2007. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he had been Managing Partner of Deloitte & Touche USA since 1999, and served in a series of roles of increasing responsibility since he joined Deloitte in 1967. Mr. Parrett has extensive experience in corporate finance, strategic planning and management of international operations, and is highly skilled in the fields of auditing, accounting and internal controls and risk management. Mr. Parrett also has significant knowledge in the areas of executive compensation and corporate governance.

Mr. Parrett has a bachelor’s degree in accounting from St. Francis College, New York, and is a certified public accountant. Mr. Parrett presently serves as an independent director and audit committee chairperson for each of the following companies: The Blackstone Group LP (NYSE: BX), Thermo Fisher Scientific (NYSE: TMO), UBS AG (NYSE: UBS) and the Eastman Kodak Company (EKDKQ: OTC US). He is a member of the board of trustees of Carnegie Hall and boards of directors of the Committee on Capital Markets Regulation, and United States Council for International Business. He is past Chairman of the United States Council for International Business and member of the executive committee of the International Chamber of Commerce, and past Chairman of the Board of Trustees of United Way of America.

About iGATE

iGATE Corporation is the first integrated technology and operations (iTOPS) company providing full-spectrum consulting, technology and business process outsourcing, and product and engineering solutions on a Business Outcomes-based model. Armed with over three decades of IT Services experience and powered by the iTOPS platform, iGATE’s multi-location global organization has a talent pool of over 28,000 employees and consistently delivers effective solutions to over 300 global organizations including several Fortune 1000 companies spanning verticals such as: banking and financial services; insurance and healthcare; life sciences; manufacturing, retail, distribution and logistics; media, entertainment, leisure and travel; communication, energy and utilities; public sector; and independent software vendors. Please visit www.igate.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding iGATE’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

CONTACT: iGATE

Investor Contact:	Media Contact:
Araceli Roiz	Prabhanjan Deshpande “PD”
+1 510 896 3007	+91 80 4104 5006
araceli.roiz@igate.com	PD@igate.com